                                                                    EXHIBIT 10.6

                               FIRST AMENDMENT TO
                              INVESTMENT AGREEMENT

         THIS FIRST AMENDMENT TO INVESTMENT AGREEMENT (this "First Amendment") is made as of November 20, 2002 by and among: (i) Blue Rhino Corporation, a Delaware corporation (the "Company"), (ii) USA Leasing, L.L.C., a Delaware limited liability company, Rhino Services, L.L.C., a Delaware limited liability company, CPD Associates, Inc., a North Carolina corporation, Quickship, Inc., a Delaware corporation, Uniflame Corporation, a Delaware corporation, Blue Rhino Consumer Products, LLC, a Delaware limited liability company and Uniflame, LLC, a Delaware limited liability company (collectively with the Company, the "Borrowers"); and (iii) Allied Capital Corporation, a Maryland corporation ("Allied").

                                    RECITALS:

         A. Allied invested the aggregate sum of Fifteen Million Dollars ($15,000,000) in the Borrowers in exchange for certain debentures and a warrant to purchase the common stock of the Company, pursuant to an Investment Agreement among Allied and the Borrowers dated June 15, 2001 (the "Original Investment Agreement;" as amended by this First Amendment and as further amended from time to time, the "Investment Agreement").

         B. The Borrowers have now requested that Allied modify certain terms of the Investment Agreement, and Allied has agreed subject to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Allied and its successors and assigns with respect to any of the Debentures or the Warrant, and the Borrowers hereby agree as follows:

                  1. Definitions.

                  (a) All capitalized terms used herein without definition shall have the meanings given to such terms in the Investment Agreement.

                  (b) Each of the following definitions set forth in Section 1.1 is hereby deleted in its entirety and amended and restated as follows:

         "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition") of any assets of the Company or any of its Subsidiaries other than (a) the sale or other disposition of obsolete, uneconomical, negligible, worn-out or surplus assets in the ordinary course of business and in a commercially reasonable manner (including but not limited to equipment and intellectual property) so long as the proceeds from such sale or other disposition are applied to replace or upgrade the assets of the Company or its Subsidiaries or to repay the Senior Debt or amounts outstanding under the Debentures, (b) the sale of Inventory in the ordinary course of business for fair value and on an arms'-length basis, (c) the sale, lease, transfer or other disposition of assets in connection with a Permitted Reorganization; (d) the sale, lease transfer or other disposition of assets from the Company or any of its Subsidiaries to any Credit Party; (e) the Non-Propane Products Divestiture; provided that both before and after giving effect to such disposition (i) no Default or Event of Default has occurred and is continuing and (ii) the Company shall have demonstrated pro forma compliance with the financial covenants set forth in Section 6.12; (f) dispositions by the Company or any Subsidiary thereof, of assets acquired in connection with a Permitted Acquisition that the Company or such Subsidiary intended to sell at the time of such Permitted Acquisition; provided that (i) such assets were identified in writing to the Holders at the time of such Permitted Acquisition and (ii) the aggregate fair market value of such assets does not exceed fifteen percent (15%) of the aggregate consideration paid in connection with such Permitted Acquisition and (iii) so long as the proceeds from such sale or other disposition are applied to repay the Senior Debt or amounts outstanding under the Debentures; or (g) the sale, lease, transfer or other disposition of assets in any Fiscal Year having a book value, in the aggregate with all other assets (except assets which are excluded under clauses (a) through (f) above) sold, leased, transferred or disposed of during such Fiscal Year, not to exceed $1,000,000 so long as the proceeds from such sale or other disposition are applied to repay the Senior Debt or amounts outstanding under the Debentures.

         "Fixed Charge Ratio" means, as of the date of determination, the ratio of (a) aggregate EBITDA of the Company for the immediately preceding four (4) fiscal quarter period ending on, or most recently ended prior to, such date of determination plus Consolidated Rental Expenses of the Company during such period less the sum of (i) Maintenance Capital Expenditures made during such period and (ii) cash income taxes (federal, state, local and foreign) paid during such period to (b) the sum of (i) all scheduled payments of principal made with respect to Indebtedness during such period, (ii) Interest Expense paid in cash during such period, (iii) dividends paid in cash by the Company paid during such period and (iv) Consolidated Rental Expenses of the Company during such period.

         "Funded Indebtedness" means, as of any date of determination, for any Person on a consolidated basis, the sum of the following of such Person and its Subsidiaries (determined in accordance with GAAP on a Consolidated basis and without duplication): (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than accrued liabilities and all trade accounts payable in the ordinary course of business), including, without limitation, all purchase money Indebtedness, (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than such Person or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary."

         "Indebtedness" means, with respect to any Person at the time of any determination (in each case determined in accordance with GAAP on a Consolidated basis and without duplication), all obligations, contingent or otherwise, of such Person which should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person upon which interest charges are customarily paid or accrued; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (d) all obligations of such Person' under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred and unpaid purchase price of property or services (excluding all accrued liabilities and all trade accounts payable incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP); (f) all obligations of others secured by (or having an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Guarantee Obligations by such Person of Indebtedness of others; (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person; (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person; (k) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or similar facilities and bankers' acceptances; and (1) all obligations of any partnership or joint venture as to which such Person is or may become personally liable to the extent such obligations are deemed to be liabilities under GAAP.

         "Interest Expense" means, with respect to any Person and for any specified period, the sum of the following of such Person and its Subsidiaries for such period (in each case determined in accordance with GAAP on a Consolidated basis and without duplication): (i) all interest paid, accrued or scheduled to be paid in respect of any Funded Indebtedness (excluding original issue discount); (ii) the portion of rent expense of such Person and its Subsidiaries with respect to such period under conditional sale contracts, Capital Leases, Synthetic Lease Obligations and other title retention agreements that is treated as interest in accordance with GAAP; (iii) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings to the extent required by GAAP; and (iv) the amount of net settlement obligations under interest rate protection agreements respecting interest rate management and relating to the spread between the fixed interest rate under such agreements and the floating interest rate hedged thereby.

         "Senior Credit Facility" means that certain Credit Agreement, by and among the Company, Bank of America, N.A., as Administrative Agent Swing Line Lender and Letter of Credit Issuer, and the other lenders party thereto, dated as of November 20, 2002, as the same may be amended, supplemented or otherwise modified from time to time and any agreement or agreements renewing, replacing, restating or refinancing all or any of the debt or commitments thereunder or any notes or agreements otherwise evidencing any Senior Debt, but only in each case to the extent the Indebtedness thereunder continues to constitute Senior Debt as provided in the definition thereof.

         "Senior Debt" means all of the following: (a) the aggregate principal indebtedness advanced from time to time under the Senior Credit Facility up to a maximum aggregate principal amount that shall not exceed $60,000,000 (as reduced by all payments and prepayments of principal outstanding under term loans made under such Senior Credit Facility and by the permanent reduction of the revolving credit facilities established under such Senior Credit Facility, (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Credit Facility from time to time (including, without limitation, any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); (c) all other reasonable fees or monetary obligations owed under the Senior Credit Facility; and (d) all reasonable costs incurred by the Senior Lenders under the Senior Credit Facility in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including attorneys' fees and disbursements. "Senior Debt" shall also include all amendments, modifications, renewals, replacements, restatements and refinancings of the foregoing, in whole or in part, provided such amendments, modifications, renewals, replacements, restatements or refinancings do not (i) increase the interest rate or default rate payable on any component thereof by more than 2% over the interest rate or default rate, respectively, that is applicable thereto on the date hereof, (ii) extend the final maturity of the Senior Debt beyond August 1, 2006, (iii) provide for any annual principal amortization payment in excess of the Permitted Annual Amortization Amount, (iv) include additional financial covenants or amend any of the financial covenants set forth in the Senior Credit Facility to render such covenants more restrictive, other than additional financial covenants identical to those set forth in Section 6.12 hereof that are no more than 15% more restrictive as such financial covenants or (v) amend any provisions set forth in the Senior Credit Facility which expressly permit the prepayment of the Junior Debt to render such provisions more restrictive.

                  (c) The definition of "Borrower's Business" is hereby amended to include the distribution and sale of propane fuel products of any type.

                  (d) The following new definitions are hereby added to Section
1.1 of the Investment Agreement in proper alphabetical order to read as follows:

         "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

         "Consolidated Rental Expense" shall mean, for any period, for a Person and its Subsidiaries on a consolidated basis, the operating lease expense of such Person and its Subsidiaries determined in accordance with GAAP for leases with an initial term greater than one year, as disclosed in the notes to the consolidated financial statements of such Person and its Subsidiaries.

         "First Amendment" means the First Amendment to Investment Agreement dated as of November __, 2002.

         "Maintenance Capital Expenditures" means, for any period, an amount equal to: (a) depreciation expense for the Company and its Subsidiaries, on a consolidated basis, during such period, multiplied by, (b) 0.50.

         "Non-Propane Products Divestiture" means one or more sales by UniFlame Corporation and/or QuickShip, Inc., wholly-owned Subsidiaries of the Company, of certain assets relating to their respective non-propane fueled products lines of business.

         "Permitted Distributorship Acquisition" means the proposed purchase by the Company and its Subsidiaries of approximately 10 of its independent distributors for a total consideration of approximately $22,700,000 (plus an amount of assumed liabilities and accruals not to exceed $10,000,000 in the aggregate), of which approximately $19,000,000 will be made in the form of common stock of the Company; provided that both before and after giving effect to such acquisition (i) no Default or Event of Default has occurred and is continuing and (ii) the Company shall have demonstrated pro forma compliance with the financial covenants set forth in Section 6.12.

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  2. Closing Conditions. The obligations of Allied to enter into this First Amendment and to perform its obligations hereunder are subject to the satisfaction of the following conditions on or prior to the date hereof:

                  (a) The representations and warranties set forth herein shall be true and correct on and as of the date hereof.

                  (b) The Credit Parties shall be in compliance with all the terms and provisions set forth herein and in each other Investment Document on their part to be observed or performed, and at the time of and immediately after the date hereof, no Event of Default or Default or event or condition that, after the giving of notice, passage of time, failure to cure or all of the foregoing would constitute an Event of Default, shall have occurred and be continuing.

                  (c) Allied shall have received the following items:

                           (i) this First Amendment, duly executed by the
Borrowers;

                           (ii) the Amended and Restated Debentures, duly
executed by the parties thereto, in form and substance satisfactory to Allied;

                           (iii) a copy of the Credit Agreement of even date
among the Company, Bank of America, N.A., as Administrative Agent Swing Line Lender and Letter of Credit Issuer, and the other lenders party thereto, dated as of November 20, 2002 (the "New Credit Agreement"), duly executed by the parties thereto;

                           (iv) all fees and expenses due and payable under the
Investment Documents, as amended hereby, on or prior to the date hereof, including without limitation, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers under Section 7 of this First Amendment; and

                           (v) such other documents, instruments and information
as Allied may reasonably request.

                  (d) All conditions to the effectiveness of the New Credit Agreement, other than execution and delivery of this Amendment, shall be satisfied in full and the New Credit Agreement shall be in full force and effect upon and immediately after execution and delivery of this Amendment.

                  3. Amendments to Investment Agreement. The Original Investment Agreement is hereby modified as follows:

                  (a) Section 4.27 of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "SECTION 4.27. Insurance. The Company has made
available to Allied insurance certificates and accurate and complete copies of the insurance binders or policies for all of the insurance maintained by the Company or any of its Subsidiaries as listed on Schedule 4.27. The Company and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as may be reasonable and prudent (after giving effect to any self insurance in an amount not to exceed (a) $500,000 per each occurrence and (b) $3,000,000 in the aggregate). Such insurance is in full force and effect and all premiums have been duly paid."

                  (b) Section 6.2 of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "SECTION 6.2. Insurance. Each of the Credit Parties
will keep its and each of its Subsidiaries' insurable properties adequately insured at all times by financially sound and reputable insurers (after giving effect to any self insurance in an amount not to exceed (a) $500,000 per each occurrence and (b) $3,000,000 in the aggregate); maintain such other insurance to such extent and against such risks as is reasonable and prudent and as may otherwise be reasonably required by the Holders, including commercial general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, hazard insurance and business interruption insurance; and maintain such other insurance as may be required by law."

                  (c) Section 6.9 of the Investment Agreement is hereby deleted in its entirety an amended and restated as follows:

                           "SECTION 6.9. Environmental Provisions. The Credit
Parties shall defend, indemnify and hold harmless the Holders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, dines liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Law: applicable to the operations of the Credit Parties or their Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor."

                  (d) Section 6.12(a) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(a) Funded Leverage Ratio. For the fiscal quarter
ending October 31, 2002 and for each fiscal quarter ending thereafter, a Funded Leverage Ratio for the immediately preceding four (4) quarter period then ended shall not be more than the ratio set forth below for such date:

--------------------------------------------------------------------------------
                    QUARTERS ENDING                        RATIO
--------------------------------------------------------------------------------
October 31, 2002 through April 30, 2003                 3.00 to 1.0
--------------------------------------------------------------------------------
July 31, 2003 and thereafter                            2.40 to 1.0
--------------------------------------------------------------------------------

                  (e) Section 6.12(b) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(b) Fixed Charge Coverage Ratio. For the fiscal
quarter ending October 31, 2002 and for each fiscal quarter ending thereafter, a Fixed Charge Coverage Ratio for the immediately preceding four (4) quarter period then ended shall not be less than 1.0 to 1.0."

                  (f) Sections 6.12(c) and (d) of the Investment Agreement are hereby deleted in their entirety.

                  (g) Section 7.1(a)(xii) of the Investment Agreement is hereby deleted in its entirety.

                  (h) Section 7.1(a)(xiii) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(xiii) Capital Lease Obligations, Synthetic Lease
Obligations and purchase money Indebtedness for equipment acquired in the ordinary course of the Borrowers' Business incurred after the date of the First Amendment not to exceed $1,000,000 in the aggregate outstanding at any time."

                  (i) Section 7.1 (a)(xv) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(xv) Indebtedness not otherwise permitted by the
foregoing paragraphs of this Section 7.1; provided that at the time or creation, incurrence or assumption thereof and at any time thereafter, the aggregate principal amount of such Indebtedness shall not exceed $1,000,000."

                  (j) Section 7.4(e) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(e) loans and advances, to employees in the ordinary
course of the business of such Credit Party and its Subsidiaries as presently conducted in the aggregate amount of all such Investments under this clause (e) not to exceed $500,000 at any one time outstanding;"

                  (k) Section 7.4(h) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(h) Investments in the R4 Technical Center; provided
that any such Investments made after the date hereof shall not exceed $1,000,000 in the aggregate.

                  (l) Section 7.4(j) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(j) additional Investments (other than additional
Investments in the R4 Technical Center which is exclusively provided for under
Section 7.4(h) above); provided that any such Investments made after the date hereof shall not exceed $1,000,000 in the aggregate; and"

                  (m) Section 7.6(a) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(a) No Credit Party shall, nor permit any of its
Subsidiaries to, declare or pay any Restricted Payments (other than a dividend or distribution of any shares of its common stock and dividends paid-in-kind to preferred stockholders); provided, however, that, any Subsidiary of a Credit Party may declare and pay a Restricted Payment to such Credit Party (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Company and any Subsidiary and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interest). Notwithstanding anything herein to the contrary, but subject to the provisions of Section 2.7, (i) the Company may redeem or repurchase its Common Stock from officers, employees and directors of any Credit Party (or their estates) upon the termination of employment of any such Person or from service providers pursuant to equity incentive agreement or arrangements upon termination of their services to the Company or pursuant to agreements entered into to evidence grants or awards or other compensation under any stock option plan, stock purchase plan, management incentive plan, consulting agreement or other contract or arrangement approved by the Board; provided that
(A) no Default or Event of Default is then in existence or would otherwise arise therefrom, and (B) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $1,000,000 in any fiscal year of the Company or $3,000,000 in the aggregate from and after the Closing Date, and (ii) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Credit Parties may make cash Restricted Payments to the Company, if the Company promptly uses such proceeds for the purposes described in clause (i) above."

                  (n) Section 7.10 of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "Without the prior written consent of the Holders, no
Credit Party shall, nor permit its Subsidiaries to, acquire any Capital Stock or assets of any Person (other than a Credit Party or a Subsidiary thereof or pursuant to a Permitted Reorganization or a Permitted Distributorship Acquisition) for aggregate consideration in excess of $2,000,000 per acquisition or $10,000,000 in the aggregate for all such acquisitions occurring after the Closing Date to which the Holders have not consented. To the extent that consideration is paid, in whole or in part, in shares of the Company's Capital Stock or securities convertible, exchangeable or exercisable into shares of the Company's Capital Stock, such securities shall be valued in the same manner as they are valued for such acquisition."

                  (o) Section 8.1(g) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(g) any default is declared or otherwise occurs
(after giving effect to any applicable notice and/or grace periods) under the Senior Debt or any other Indebtedness of the Credit Parties in excess of $1,000,000 (including the Senior Credit Facility), either (i) which is in the payment of any amount due thereunder when and as the same becomes due and payable or (ii) pursuant to which the lenders of such Indebtedness have accelerated the maturity thereof;"

                  (p) Section 8.1(i) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(i) final non-appealable judgments for the payment
of money in excess of $1,000,000 individually or in the aggregate to the extent not fully paid or discharged (excluding any portion thereof that is covered by an insurance policy issued by an insurance company of recognized standing and creditworthiness) is rendered against any Credit Party, and the same shall remain undischarged for a period of 30 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of any Credit Party to enforce any such judgment; or"

                  (q) Section 8.1(j) of the Investment Agreement is hereby deleted in its entirety and amended and restated as follows:

                           "(j) an ERISA Event occurs that in the opinion of the
Holders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Credit Party and its ERISA Affiliates in an aggregate amount exceeding $1,000,000;"

                  4. Representations and Warranties. To induce the Holders to execute and deliver this First Amendment, the Company hereby reaffirms all covenants, representations, and warranties made in the Investment Agreement and the other Investment Documents to the extent the same are not amended hereby and agree that all such covenants, representations, and warranties shall be deemed to have been remade as of the date of this Amendment. Any such representations and warranties made as of the Closing Date shall be made as of the date hereof. Any default by the Company in its warranties and representations made in this Amendment shall constitute an additional Event of Default under the Investment Agreement, as amended hereby.

                  5. Joinder. Each of Blue Rhino Consumer Products, LLC and Uniflame, LLC (the "New Credit Parties") hereby joins the Investment Agreement and the Debentures as a joint and several obligor thereunder and party thereto, subject to the terms and provisions thereof. Each New Credit Party hereby unconditionally and expressly agrees to become, by execution and delivery of this Agreement does become, and assumes, jointly and severally, each and every one of the obligations of, a "Borrower" under and as defined in the Investment Agreement and the Debentures. In addition, each New Credit Party makes each and every representation and warranty of a Borrower set forth in the Investment Agreement as of the date hereof except for those representations and warranties that relate to a prior date. Without limitation of the foregoing or of anything in the Investment Agreement or the Debentures, by such execution and delivery hereof each New Credit Party does become fully, jointly and severally liable, as a Borrower, for the payment of the Obligations as defined in the Investment Agreement and the Debentures. As provided for in Section 7.8(a) of the Investment Agreement, each New Credit Party joins as a Borrower under the Investment Agreement as if such New Credit Party had been an original party to the Investment Agreement and the Debentures. Each New Credit Party agrees to cooperate with the Holders and execute such further instruments and documents as the Holders shall reasonably request to effect, to the reasonable satisfaction of the Holders, the purposes hereof.

                  6. Consent. The Holders hereby consent to the execution and delivery of the New Credit Agreement and each of the Loan Documents (as defined herein) by the Borrowers and acknowledge that the Indebtedness evidenced thereby does not constitute a "Covered Financing" under Section 6.13. The Holders further acknowledge that the execution and delivery thereof shall not constitute a violation of Section 7.15 of the Investment Agreement. The parties hereto understand and agree that this consent shall be effective only with respect to the New Credit Agreement executed and delivered on the date hereof and only with respect to Sections 6.13 and 7.15 of the Investment Agreement. This consent shall not be deemed to constitute a consent to or waiver of any other term, provision or condition of the Investment Agreement or to prejudice any right or remedy that the Holders may now have or may have in the future under or in connection with any of the Investment Documents.

                  7. Acknowledgments by the Borrowers. The Borrowers acknowledge and agree with the Holders that as of the date hereof, the aggregate principal amount of the Obligations owing by the Borrowers to Allied under the Investment Agreement is $15,000,000, and all such Obligations are due and owing by the Borrowers to Allied in accordance with the Investment Documents and without any defense, deduction, offset, or counterclaim of any nature (all of which are hereby waived).

                  8. Reference to and Effect Upon Investment Agreement. Each reference in the Investment Agreement to "this Agreement," "hereunder," "hereof," or words of like import shall hereafter mean and be a reference to the Investment Agreement, as amended hereby and from time to time. Each reference in the Investment Agreement to the "Investment Documents" shall hereafter include this First Amendment and mean and be a reference to the Investment Documents, as amended hereby and from time to time. Except as specifically amended hereby, the Investment Agreement, the other Investment Documents, and each and every term and provision thereof shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery, and effectiveness of this First Amendment shall not operate as a waiver of any right, power, or remedy of Allied under the Investment Agreement or the other Investment Documents or constitute a waiver of any provision of the Investment Agreement or the other Investment Documents.

                  9. Fees and Expenses of Allied. On or prior to the date hereof, the Borrowers shall pay all reasonable fees and expenses incurred by Allied in connection with the preparation, negotiation, execution, and delivery of this First Amendment and any related documents, including, without limitation, the reasonable fees and expenses of Allied's counsel and out-of-pocket expenses.

                  10. Release. The Borrowers acknowledge that the Holders have fulfilled all of its obligations under the Investment Agreement and hereby release and forever discharge the Holders and their representatives, agents, employees, attorneys, successors, directors, officers, parents, affiliates, assigns, and subsidiaries (collectively the "Released Parties") of, to, and from any and all claims, defenses, actions, causes of action, suits, controversies, agreements, provisions, and demands in law or in equity, known or unknown (collectively, the "Claims") which the Borrowers ever had, now have, or may have arising from or relating to the Investment Documents, against or related to the Released Parties, through the date of this First Amendment. The Borrowers agree to assume the risk of any and all unknown, unanticipated or misunderstood claims which are released hereby.

                  11. Miscellaneous.

                  (a) Entire Agreement; Integration Clause. This First Amendment and the other Investment Documents set forth the entire agreements and understandings of the parties hereto with respect to this transaction, and as such supersede any prior agreements, whether written or oral, regarding the matters described herein.

                  (b) No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

                  (c) Governing Law. This First Amendment is governed by, and interpreted and construed in accordance with, the internal laws of the State of Maryland (without regard to its conflicts of law principles).

                  (d) Headings. The headings of the paragraphs and sub-paragraphs of this First Amendment are inserted for convenience only and shall not be deemed to constitute a part of this First Amendment or the other Investment Documents.

                  (e) Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this First Amendment shall remain unchanged and in full force and effect.

                  (f) Counterparts. This First Amendment may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this First Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.



                          (signatures begin next page)

         IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment as of the date first above written.

                            COMPANY:

                            BLUE RHINO CORPORATION

                            By:  /s/Mark Castaneda             (SEAL)
                                 ------------------------------------
                                     Name:    Mark Castaneda
                                     Title:  Executive Vice President and Chief
                                     Financial Officer

                            OTHER BORROWERS:

                            USA LEASING, L.L.C.
                            By:      Blue Rhino Corporation, as Manager

                            By:  /s/Mark Castaneda             (SEAL)
                                -------------------------------------
                                     Name:    Mark Castaneda
                                     Title:   Executive Vice President and Chief
                                     Financial Officer

                            RHINO SERVICES, L.L.C.
                            By:      Blue Rhino Corporation, as Manager

                            By:  /s/ Mark Castaneda            (SEAL)
                                 ------------------------------------
                                     Name:    Mark Castaneda
                                     Title:   Executive Vice President and Chief
                                     Financial Officer

                            CPD ASSOCIATES, INC.

                            By:  /s/ Mark Castaneda            (SEAL)
                                 ------------------------------------
                                     Name:    Mark Castaneda
                                     Title:   Vice President

                            QUICKSHIP, INC.

                            By:      /s/ Mark Castaneda                 (SEAL)
                               -----------------------------------------------
                                     Name: Mark Castaneda
                                     Title:  Assist. Secretary/Treasurer

            SIGNATURE PAGE TO FIRST AMENDMENT TO INVESTMENT AGREEMENT

                            UNIFLAME CORPORATION

                            By:  /s/ Kurt Gehsmann             (SEAL)
                                 ------------------------------------
                                     Name:    Kurt Gehsmann
                                     Title:   Vice President and Treasurer

                            BLUE RHINO CONSUMER PRODUCTS, LLC

                            By:      Blue Rhino Corporation, as Manager

                            By:  /s/ Mark Castaneda    (SEAL)
                                 ----------------------------
                                     Name:    Mark Castaneda
                                     Title:   Executive Vice President and Chief
                                              Financial Officer


                            UNIFLAME, LLC

                            By:      Blue Rhino Corporation, as Manager

                            By:  /s/ Mark Castaneda    (SEAL)
                                 ----------------------------
                                     Name:    Mark Castaneda
                                     Title:   Executive Vice President and Chief
                                     Financial Officer


                            ALLIED:

                            ALLIED CAPITAL CORPORATION

                            By:      /s/ Thomas H. Westbrook   (SEAL)
                               --------------------------------
                                     Name:  Thomas H. Westbrook
                                     Title:  Managing Director



            SIGNATURE PAGE TO FIRST AMENDMENT TO INVESTMENT AGREEMENT